Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

Subject Company: Liberty CapStarz, Inc.

Commission File No.: 333-171201

1. Excerpts from Earnings Release

Highlights include:

•                  Signed a partnership deal with BBC Worldwide to produce and distribute original content on Starz

•                  Increased STARZ and ENCORE subscriptions by 10% and 3%, respectively

•                  Seeking to acquire a significant stake in Barnes & Noble

“We continue to pursue the split-off of Liberty Capital and Liberty Starz.  Bank of New York’s appeal of our win in Delaware Chancery Court will be heard in the Delaware Supreme Court in mid-September and we expect to complete the split-off in the third quarter.”

LIBERTY STARZ GROUP

Starz’s revenue increased 5% to $403 million for the second quarter, an increase of $20 million.  Revenue for the second quarter increased as a result of an $8 million increase due to a higher effective rate for the Starz Channels’ services, $6 million due to growth in the average number of subscriptions and $3 million in additional ancillary revenue related to international television distribution rights and home video for STARZ original content.  The remaining increase was primarily attributable to the home video performance of The King’s Speech in the current period which was partially offset by no theatrical releases of films in 2011.

Starz’s adjusted OIBDA increased 146% to $118 million, a $70 million increase, and operating income increased to $112 million, a 160% increase.  The increase in adjusted OIBDA was a combination of increased results by the legacy Starz Entertainment business and the decisions made regarding the legacy Starz Media businesses in the prior year. . . . STARZ’ subscription units increased 10% and ENCORE subscriptions increased 3% compared to the second quarter of 2010.

LIBERTY CAPITAL GROUP — Liberty Capital group’s . . . adjusted OIBDA increased to $7 million and operating losses improved by $69 million to a $14 million loss for the second quarter.  The decrease in revenue and increase in adjusted OIBDA and operating income is primarily due to the impact of the change in attribution of Starz Media from Liberty Capital to Liberty Starz which was effective September 30, 2010.

2. Excerpts from Slide Show

Highlights

•                  Liberty Media Corporation

•                  Continue to pursue split-off

•                  Appeal will be heard in Delaware Supreme Court on 9/14

•                  Expect to complete split-off in Q3

•                  Liberty Starz

•                  Signed partnership deal with BBC Worldwide to produce and distribute original content on Starz

•                  Liberty Capital

•                  Seeking to acquire a significant stake in Barnes and Noble

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Priorities

•                  Liberty Media

•                  Complete split-off of Liberty Capital and Liberty Starz

•                  Liberty Starz

•                  Continue to execute on original content strategy

•                  Enhance relationships with existing and new distributors

•                  Evaluate opportunities for cash and balance sheet management

•                  Liberty Capital

•                  Rationalize non-core investments

•                  Deploy/invest excess capital

3. Excerpts from transcript of Earnings Call

Gregory B. Maffei, President, Chief Executive Officer and Director

So, looking at the second quarter highlights for Liberty Media, I’d note we continue to pursue the split-off of Liberty Capital and Liberty Starz from Liberty Interactive.  Counselors for ourselves will appear in front of the Delaware Supreme Court on the 14th of September. We hope to get a favorable ruling and close in Q3. I’d note that the shareholder vote that we previously received is valid until the 23rd of September. We remain confident that we will be able to close in that timeframe.

Question and Answer

Question

. . . I wanted to ask a little bit about your confidence in the Q3 kind of split timing, you mentioned that your shareholder vote goes through the, basically the week after the trial and yet you have confidence, I guess, that this will be resolved before then. Is there anything that’s come out from the judge during the legal hearings that makes you believe that we could get a decision within those seven or eight days or alternatively if you had to re-file, is there a chance you could do that within the Q3 or would that likely put us into the first quarter?

Answer

I think we believe the judge had a well reasoned opinion that the appeals court is likely to endorse and we hope to endorse quickly. If we are required to re-file because of the timing obviously it’d depend on the timing of the ruling first, but I suspect it’s maybe a 60-day process from the time that we get the ruling, if it runs past the September 23rd date.

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Forward Looking Statements

The foregoing press release, slide show and transcript include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the proposed split-off of the Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward-looking statements speak only as of the date of the press release, slide show and transcript, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Information

Nothing in the foregoing press release, slide show or transcript shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty Media’s tracking stocks. The offer and sale of shares in the proposed split-off will only be made pursuant to the registration statement of the split-off entity, which has been declared effective by the SEC. Liberty Media stockholders and other investors are urged to read the registration statement filed with and declared effective by the SEC, including the proxy statement/prospectus contained therein, because they contain important information about the split-off. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.